Exhibit 10.12
AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT
THIS AMENDMENT (this “Amendment”), dated as of March 30, 2011, is entered into between Trump Entertainment Resorts, Inc. and Trump Entertainment Resorts Holdings, L.P. (together, the “Company”), and Robert F. Griffin (the “Executive”).
WHEREAS, the Executive and the Company entered into an EMPLOYMENT AGREEMENT (the “Agreement”) dated as of September 27, 2010; and
WHEREAS, the Company and the Executive desire to amend the Agreement in certain respects;
NOW, THEREFORE, in consideration of the mutual promises set forth herein and other good and valuable consideration, it is mutually agreed to amend the Agreement as follows:
1.A new section, Section 5.4A, shall be added to the Agreement, to read in its entirety as follows:

“5.4A. Payments Due Upon a Change in Control. In the event of a Change in Control that occurs while the Executive is employed by the Company, the Executive shall be entitled (in addition to any amounts that may be payable to the Executive pursuant to Section 5.4 in the event the Executive's employment is terminated by the Company without Cause, or the Executive resigns with Good Reason, upon or after such Change in Control) to receive from the Company a lump sum payment on the business day on which such Change in Control occurs equal to three (3) times the Executive's annual Base Salary (as in effect immediately prior to the Change in Control).”
2.Section 15 of the Agreement is hereby amended and replaced to read in its entirety as follows:
“15. Section 280G.
15.1.    Reduction of Total Payments. Notwithstanding anything contained in this Agreement to the contrary, to the extent that any payment or benefit provided for in this Agreement or otherwise (the “Total Payments”) is or would be, if not for this Section 15, subject to excise tax imposed under Section 4999 of the Code (and any similar tax that may hereafter be imposed by any taxing authority) (the “Excise Tax”), then the payments and benefits provided to the Executive hereunder shall be reduced, if and to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax, but only if (i) the net amount of such Total Payments, as so reduced (and after deducting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments).
15.2.    Order of Reduction. If there is a reduction of the payments or benefits pursuant to the preceding Section 15.1, such reduction shall reduce the payments and benefits to which the Executive would otherwise be entitled, in the following order: (i) any Severance or Change in Control Severance payable by reference to the Executive's Base Salary, (ii) any other cash amount payable to the Executive, (iii) any employee benefit valued as a “parachute payment” under Section 280G of the Code and (iv) acceleration of vesting of any outstanding equity or equity-based award held by the Executive.
15.3.    Calculations. Any determination required under this Section 15 shall be made in writing by the independent public accountant of the Company (the “Accountants”), whose determination shall be conclusive and binding for all purposes upon the Company and the Executive. For purposes of making any calculation required by this Section 15, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of Sections 280G and 4999 of the Code.
15.4.    Excess Payments. In the event the Executive receives Total Payments that are, in the aggregate, more than the amount provided under Section 15.1 (the “Excess Payment”) as established pursuant to a final determination of a court or an Internal Revenue Service proceeding that has been finally and conclusively resolved, the Executive shall promptly repay the Excess Payment to the Company, together with interest on the Excess Payment at the applicable federal rate (as defined in and under Section 1274(d) of the Code) from the date of the Executive's receipt of such Excess Payment until the date of such repayment.”
3.Amendment; Agreement

3.1 Except as expressly provided herein, this Amendment shall not, by implication or otherwise, alter, modify, amend or in any way affect any of the obligations, covenants or rights contained in the Agreement, all of which are ratified and confirmed in all respects by the parties and shall continue in full force and effect.

3.2 Each reference to the Agreement hereafter made in any document, agreement, instrument, notice or communication shall mean and be a reference to the Agreement as amended and modified by this Amendment.

4.Counterparts. This Amendment may be executed in any number of counterparts, including counterparts transmitted by facsimile or electronic mail, any one of which shall constitute an original of this Amendment. When counterparts or facsimile or electronic mail copies have been executed by all parties hereto, they shall have the same effect as if the signatures to each counterpart or copy were upon the same documents and copies of such documents shall be deemed valid as originals. The parties agree that all such signatures may be transferred to a single document upon the request of any party. This Amendment shall not be binding unless and until it shall be fully executed and delivered by all parties hereto. In the event that this Amendment is executed and delivered by way of facsimile transmission or electronic mail, each party delivering a facsimile or electronic mail counterpart shall promptly deliver an ink-signed original counterpart of the Amendment to the other party by overnight courier service; provided, that the failure of a party to deliver an ink-signed original counterpart shall not in any way effect the validity, enforceability or binding effect of a counterpart executed and delivered by facsimile transmission or electronic mail.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Amendment as of the date first above written.

TRUMP ENTERTAINMENT RESORTS, INC., ON ITS OWN BEHALF AND AS GENERAL PARTNER OF TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P.
By:	/s/ Stephen McCall
Name:	Stephen McCall
Title:	Chairman of the Compensation Committee

EXECUTIVE:

/s/ Robert F. Griffin
Robert F. Griffin